Exhibit 99.1

Eldorado Artesian Springs Announces 100% Stock Dividend

Louisville, CO, July 24, 2007—Eldorado Artesian Springs, Inc. (OTCBB: ELDO) announced that its Board of Directors has approved a 100% stock dividend on its outstanding shares of common stock. The Company’s shareholders of record at the close of business on August 8, 2007 will receive one additional share of common stock for every share of common stock held on that date. The Company intends to distribute the shares on August 22, 2007. Following the stock dividend, the Company will have approximately 6,033,066 shares of common stock outstanding.

Cathy Shoenfeld, Chief Financial Officer for Eldorado, commented, “The purpose of the dividend is to provide our existing shareholders with a benefit for their loyalty and patience as we continue to grow our business. We are determined to increase value for our shareholders as we pursue and develop future growth opportunities as evidenced by our recent introduction of our all organic, vitamin enhanced line of flavored waters.”

About Eldorado Artesian Springs, Inc.: Eldorado Artesian Springs, Inc. engages in the bottling, marketing, and distribution of artesian spring water beverages in the Rocky Mountain region of the U.S. The Company sells five-gallon and three gallon bottles of water directly to homes and businesses, national retail grocery chains, and regional distributors located throughout Colorado. The Company also sells its water, in smaller more convenient size packaging, at wholesale to retail food stores for retail distribution. The source of the natural spring water is located on property owned by the Company in Eldorado Springs, Colorado. More information about Eldorado can be found at http://www.eldoradosprings.com.

SAFE HARBOR STATEMENT

Some portions of this press release, particularly those describing Eldorado’s goals and strategies, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Eldorado is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of Eldorado, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Eldorado that it will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-KSB and Form 10-QSB, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Eldorado undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.